Exhibit 99.1

For Immediate Release

For More Information, Contact
Steve Lightstone
816-472-7675

PSF Group Holdings, Inc. Announces Results for 1st Quarter

     Kansas City, MO, August 10, 2004 - PSF Group Holdings, Inc., the parent company of Premium Standard Farms, Inc., today reported results for its fiscal year 2005 first quarter ended June 26, 2004. Net income for the first quarter was $9.4 million compared to a net loss of $1.7 million for the first quarter of last year.

     “Our improved results reflect the continuing strong demand for our products, the performance at our processing operations, and higher sales margins resulting from our sales and marketing initiatives,” said John Meyer, Chief Executive Officer. “Demand has been driven by a decrease in supply of competing proteins, increased pork exports, and the popularity of high protein and low carbohydrate diets.”

     Net sales for the quarter totaled $212.1 million, up 24.0% from $171.1 million in the comparable period last year.

     Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service and institutional markets in the United States, and export customers in more than twenty countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

     This news release contains “forward-looking statements” within the meaning of the federal securities laws. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries;

the impact of current and future laws, government regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; domestic and international transportation disruptions; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices, customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed might not occur. A copy of the Company’s Form 10-Q for first quarter of fiscal 2005 will be available on the internet at www.psfarms.com.

PSF Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
13 weeks ended June 26, 2004 and June 28, 2003
(in 000’s)
(Unaudited)

	13 Weeks Ended
	June 26,	June 28,
	2004	2003
Net sales	$212,136	$171,132
Cost of goods sold	187,859	163,600

Gross profit	24,277	7,532
Selling, general and administrative expenses	3,793	4,242
Other income	(519)	(250)

Operating income	21,003	3,540
Interest expense (income):
Interest expense	5,667	6,418
Interest income	(30)	(29)

Interest expense, net	5,637	6,389

Income (loss) before income taxes	15,366	(2,849)
Income tax expense (benefit)	5,977	(1,108)
Net income (loss)	$9,389	$(1,741)

Unrealized gain on interest rate swap, net of tax	40	77

Comprehensive income (loss)	$9,429	$(1,664)